AGREEMENT FOR PURCHASE AND SALE

OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of this 30th day of April, 2007, between HOLLOW TREE, L.L.P., a Texas limited liability partnership (“Seller”), TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”), and LANDAMERICA TITLE COMPANY, with the office located at 1920 Main Street, 12th Floor, Irvine, California 92614, Attn: Gale Hunt, Telephone: (949) 930-9307 (“Escrow Holder”).

RECITALS

A. Seller owns certain real property located in Harris County, Texas and more specifically described in Exhibit A attached hereto and incorporated herein (the “Land”), including the building commonly known as Triumph Hospital Northwest and such other assets, as the same are herein described.

B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Property (as defined below) on the terms and conditions set forth herein.

C. The “Effective Date” of this Agreement shall be the date on which this Agreement is fully executed by all parties, as evidenced by the latest date inserted next to the signature block of each party.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1.	Purchase and Sale.

1.1. The purchase and sale includes, and at the Close of Escrow (hereinafter defined) Seller shall sell, transfer, grant and assign to Buyer, and Buyer shall purchase from Seller, Seller’s entire right and interest in and to all of the following (hereinafter sometimes collectively, the “Property”):

1.1.1. The Land, together with all structures, buildings, improvements thereon, subject to the rights of Tenant (as defined below) under the Lease (as defined below) and all easements, development rights, rights of way, and other rights appurtenant to the Land (all of the foregoing being collectively referred to herein as the “Real Property”);

1.1.2. The Lease Agreement dated March 13, 2003 between Seller, as Landlord, and Triumph Northwest, L.P. (“Tenant”), as Tenant (the “Lease”), including associated amendments, together with all security deposits and other deposits held in connection with the Lease, Lease guarantees and other similar credit enhancements providing additional security for such Lease;

1.1.3. All tangible and intangible personal property owned by Seller located on or used in connection with the Real Property, if any, including, specifically, without limitation, machinery, equipment, furniture, tools and supplies, and all related intangibles (the “Personal Property”);

1.1.4. All assignable service contracts, agreements, warranties and guaranties, if any, relating to the operation, use or maintenance of the Property (the “Contracts”), to the extent not otherwise required to be terminated hereunder; and

1.1.5. To the extent transferable, all building permits, certificates of occupancy and other certificates, permits, licenses and approvals relating to the Property (the “Permits”).

2. Purchase Price. The total Purchase Price of the Property shall be SEVENTEEN MILLION SEVEN HUNDRED FIFTY THOUSAND and No/100 Dollars ($17,750,000.00) (the “Purchase Price”), and payable as follows:

2.1.	Deposit/Further Payments.

2.1.1. Within three (3) business days following the Effective Date, Buyer shall deposit into Escrow (hereinafter defined) the amount of FIVE HUNDRED THOUSAND and No/100 Dollars ($500,000.00) (the “Initial Deposit”), in the form of a wire transfer payable to Escrow Holder. Escrow Holder shall place the Initial Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account and shall be the property of Buyer.

2.1.2. Within one (1) business day following the conclusion of the Due Diligence Period (hereinafter defined) and absent the termination of this Agreement, Buyer shall deliver to Escrow Holder the additional sum of FIVE HUNDRED THOUSAND and No/100 Dollars ($500,000.00), (the “Additional Deposit” and together with the Initial Deposit, the “Deposit”). The Deposit shall be non-refundable at the expiration of the Due Diligence Period and shall be applied to the Purchase Price at the Close of Escrow, except as otherwise expressly provided herein.

2.1.3. On the day which is one (1) business day prior to the Close of Escrow, Buyer shall deposit with Escrow Holder to be held in Escrow the balance of the Purchase Price, subject to adjustments and prorations as set forth herein, in immediately available funds by wire transfer made payable to Escrow Holder.

2.1.4. If this Agreement is terminated by Buyer in accordance with its terms, the Deposit shall be immediately and automatically paid over to Buyer without the need for any further action by either party hereto. Notwithstanding anything in this Agreement to the contrary, One Hundred and No/100 Dollars ($100.00) of the Deposit is delivered to the Escrow Holder for delivery to Seller as “Independent Contract Consideration” (herein so called), and the Deposit is reduced by the amount of the Independent Contract Consideration, which amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided for in this Agreement and is nonrefundable in all events.

3.	Title and Survey.

3.1. Title Insurance. No later than five (5) days following the Effective Date, Buyer shall order a current title insurance commitment and/or preliminary title report for the Real Property, including legible copies of all items identified as exceptions therein (the “Title Documents”). Seller shall, at Seller’s sole expense, cause the Escrow Holder (also referred to herein as the “Title Company”) to issue a TLTA Form T-1 Owner’s Policy of Title Insurance, (the “Title Policy”) for and on behalf of Buyer in the total amount of the Purchase Price insuring good, indefeasible and insurable title in and to the Real Property. Buyer shall pay for the cost of any mortgagee’s title insurance policy, any extended coverage under the Title Policy (including, without limitation, the premium for the area and boundary deletion), and the cost of any endorsements to either the owner’s or the mortgagee’s title policy requested by Buyer or Buyer’s lender. The Title Policy shall be free and clear of exceptions except as follows:

3.1.1.	Real property taxes and assessments for the year in which Close of Escrow occurs and subsequent years, which are a lien not yet due;

3.1.2. The Permitted Exceptions (hereinafter defined).

3.2. Survey. Seller shall either (a) deliver an existing ALTA survey of the Real Property (the “Existing Survey”) to Buyer or (b) notify Buyer that an Existing Survey is not available within five (5) days following the Effective Date. No later than ten (10) days following the Effective Date, Buyer shall order an update of the Existing Survey or a new ALTA survey of the Real Property by a registered land surveyor duly licensed in the State of Texas if no Existing Survey is provided by Seller (the “Survey”). If Buyer elects to obtain any such update or a new survey, Buyer will provide copies thereof to Seller and Title Company, any matters affecting title shown thereon will, if not removed by Close of Escrow, be deemed a part of the Permitted Exceptions and such update or new survey will otherwise be deemed a part of the “Survey” under this Agreement. If Seller provides the Existing Survey, Buyer shall be responsible for the costs associated with updating the Existing Survey. If no Existing Survey is provided by Seller, Buyer shall receive a credit at Close of Escrow for one-half of the cost of the new Survey, not to exceed $7,500.00.

4.	Due Diligence Items.

4.1. Seller shall, within three (3) business days after the Effective Date (the “Delivery Date”), deliver to Buyer each of the following due diligence items in Seller’s possession or reasonably available to Seller (collectively, the “Due Diligence Items”):

4.1.1. Copies of any and all existing surveys (ALTA, boundary or otherwise) or plats of the Real Property, if any;

4.1.2. Copies of Seller’s current owner/lender title insurance policies for the Real Property or any portion thereof, if any (except that title insurance coverage and policy premium information may be redacted);

4.1.3. Copies of the Lease, together with any amendments or modifications thereof;

4.1.4. A “rent roll” with respect to the Real Property for the calendar month immediately preceding the Effective Date, showing with respect to the Tenant: (1) the name of the Tenant, (2) the number of rentable square feet in Tenant’s premises as set forth in the Lease, (3) the current monthly base rental payable by the Tenant, (4) the term of the Lease, (5) any available options for the Tenant under the Lease; and (6) the amount of any security deposit;

4.1.5. Intentionally omitted;

4.1.6. An aging report, if any, showing, with respect to the Tenant, the date through which the Tenant has paid rent and a monthly aging report for the Tenant for the preceding twenty-four (24) months;

4.1.7. A list of all contracts to which Seller is a party, including service contracts, warranties, management, maintenance, leasing commission or other agreements affecting the Real Property to which Seller is a party, if any, together with copies of the same;

4.1.8. Copies of all site plans, leasing plans, as-built plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Real Property in the possession of Seller or under the control of Seller, if any;

4.1.9. True and correct copies, if any, of the real estate and personal property tax statements covering the Property or any part thereof for each of the two (2) years prior to the current year and, if available, for the current year;

4.1.10. Operating statements, if available, for the Real Property for the two prior calendar years and the current year to date, or if shorter, for any periods during which Seller was owner of the Real Property;

4.1.11. Copies of Tenant files and other records of Seller relating to the ownership and operation of the Real Property as may be reasonably requested by Buyer, if any (provided, however, at Seller’s option, such files and records may be made available for inspection by Buyer during ordinary business hours at Seller’s management office);

4.1.12. An inventory of all personal property owned by Seller located on the Real Property which is used in the maintenance of the Real Property or stored for future use with the Real Property, if any;

4.1.13. Copies of any third-party inspection reports, including without limitation, soil tests, environmental studies, and engineering reports relating to the Property in the possession of Seller or under the control of Seller, if any.

5.	Inspections.

5.1. Procedure; Indemnity. Buyer, at its sole expense, shall have the right to conduct feasibility, environmental, engineering, title, survey and physical studies of the Real Property at any time from and after the Effective Date and for a period of fifteen (15) days thereafter (the “Due Diligence Period”); provided, however, if the Due Diligence Items are not delivered on the Delivery Date and Buyer has notified Seller of the specific Due Diligence Items Buyer has not received within two (2) business days after the Delivery Date, Buyer may, by written notice delivered prior to the conclusion of the Due Diligence Period, extend the Due Diligence Period for a period equal to the number of days of delay in delivery of such materials beyond the Delivery Date, but in no event shall the Due Diligence Period be extended for more than five (5) business days. Buyer and its duly authorized agents or representatives shall be permitted to enter upon the Real Property during normal business hours and at such other times upon reasonable notice during the Due Diligence Period, in a manner that does not interfere with existing operations or occupants of the Real Property, in order to conduct tenant interviews, engineering studies, soil tests and any other inspections and/or tests that Buyer may deem necessary or advisable (collectively, the “Inspections”), subject to applicable legal requirements and the rights and duties of Tenant and Seller under the Lease. Buyer will coordinate all on-site inspections with Seller so that Seller shall have the option of having one of Seller’s representatives present at any and all on-site inspections and/or interviews. Buyer may not perform any invasive testing of the Property without Seller’s prior written consent, which consent shall not be unreasonably delayed or withheld. Prior to Buyer’s or its agent’s or representative’s entry upon the Property, Buyer shall, upon Seller’s request, deliver to Seller evidence of liability insurance coverage by an insurer reasonably acceptable to Seller and with combined single limits of not less than ONE MILLION DOLLARS ($1,000,000.00) per occurrence. Buyer agrees to promptly discharge any liens that may be imposed against the Real Property as a result of Buyer’s Inspections, to restore and repair any damage caused by Buyer’s Inspections to substantially the same condition that existed immediately prior to such Inspection, and to defend, indemnify and hold Seller harmless from all claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages incurred by Seller as a result of any Inspections performed by Buyer, its agents or employees. The foregoing obligations of Seller shall survive termination of this Agreement.

5.2.	Approval.

5.2.1. Buyer shall have until the conclusion of the Due Diligence Period (as the same may be extended in accordance with the terms of Paragraph 5.1) to approve or disapprove the Inspections, the Due Diligence Items and Buyer’s evaluation of the Real Property. If Buyer delivers a written notice to Seller and Escrow Holder within the Due Diligence Period disapproving of the condition of the Real Property, this Agreement shall thereupon be automatically terminated, Buyer shall not be entitled to purchase the Real Property, Seller shall not be obligated to sell the Real Property to Buyer and the parties shall be relieved of any further obligation to each other with respect to the Real Property, except as expressly set forth herein. Upon termination, Escrow Holder shall, without any further action required from any party, return the Deposit to Buyer, less the Independent Consideration, and return all documents and funds to the parties who deposited the same, and no further duties shall be required of Escrow Holder. If Buyer does not terminate this Agreement on or before the expiration of the Due Diligence Period in accordance with this Section 5.2.1, then Buyer shall have no right to terminate this Agreement under this Section.

5.2.2. Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that if this Agreement is terminated for any reason, Buyer shall promptly and at its sole expense return to Seller, within one (1) business day after such termination, all Due Diligence Items delivered by Seller to Buyer in connection with Buyer’s inspection of the Real Property and all copies thereof, along with copies of all studies, inspection reports and similar matters made for Buyer by third parties engaged by Buyer to do so during the Due Diligence Period concerning the Property.

5.3. Procedure for Approval of Title. Buyer shall have the Due Diligence Period to review and approve, in writing, the condition of the title to the Real Property. If the Title Documents or the Survey reflect or disclose any defect, exception or other matter affecting the Real Property (“Title Defects”) that is unacceptable to Buyer, then Buyer shall provide Seller with written notice of Buyer’s objections (“Buyer’s Objections”) no later than the conclusion of the Due Diligence Period. Seller may, at its sole option, elect, by written notice given to Buyer no later than the conclusion of the Due Diligence Period (“Seller’s Notice Period”), to cure or remove the objections made or deemed to have been made by Buyer or to notify Buyer that Seller intends to cure such objections. Seller shall have no obligation to cure any Title Defects; provided, however, Seller shall in all events have the obligation to specifically remove any monetary encumbrances affecting fee simple title to the Real Property (“Must Cure Liens”), whether or not objected to by Buyer. The failure of Seller to deliver written notice electing to cure Buyer’s Objections before expiration of the Due Diligence Period shall be deemed an election by Seller not to cure Buyer’s Objections. Should Seller elect to attempt to cure or remove Buyer’s Objections, Seller shall have until Close of Escrow in which to accomplish the cure. If Seller elects, by written notice given to Buyer (or is deemed to have elected, by not providing notice) not to cure or remove any objection, then Buyer shall be entitled to either (i) terminate this Agreement by notice given prior to the end of the Due Diligence Period and obtain a refund of the Deposit, less the Independent Consideration, or (ii) waive any objections that Seller has not elected to cure and close this transaction as otherwise contemplated herein. If Buyer does not terminate this Agreement on or before the expiration of the Due Diligence Period in accordance with this Section 5.3, then Buyer shall have no right to terminate this Agreement as a result of (i) the exceptions to title disclosed in the Title Documents (except for the Must Cure Liens and those matters which Seller has agreed in writing to cure) or those (ii) matters affecting title that are reflected on the Survey. Any exceptions to title disclosed on the Title Documents that are accepted or deemed accepted by Buyer pursuant to the terms of this paragraph, including any endorsements or supplements to the Title Documents issued prior to Close of Escrow, rights of Tenant under the Lease, and those matters affecting title that are reflected on the Survey as of Close of Escrow, shall be deemed “Permitted Exceptions”.

5.4. If any new matters appear on any updates to the Title Documents issued after the Due Diligence Period then all of the provisions of this Section 5.3 shall apply thereto except: (1) the time for Buyer to object shall be five (5) days after it receives said update (but in no event later than the Close of Escrow); (2) the time for Seller to respond shall be five (5) days after it receives Buyer’s notice of any objection (but in no event later than the Close of Escrow); and (3) the time for Buyer to exercise to remedy shall be five (5) days after receiving Seller’s written response (but in no event later than the Close of Escrow). Seller must cure any later objection which is a Must Cure Lien and may do so from the closing proceeds. In addition, the time periods provided for in this Section 5.3 shall in no event extend the date of Close of Escrow.

6.	Escrow.

6.1. Opening. Purchase and sale of the Property shall be consummated through an escrow (the “Escrow”) to be opened with Escrow Holder within three (3) business days following the Effective Date. This Agreement shall be considered the escrow instructions between the parties, with such further consistent written instructions as Escrow Holder shall reasonably require or the parties may deliver in order to clarify Escrow Holder’s duties and responsibilities hereunder. If any conflict exists between the terms and conditions of this Agreement and any further Escrow instructions, the terms and conditions of this Agreement shall control.

6.2. Close of Escrow. Escrow shall close at a mutually agreeable date (“Close of Escrow”) within thirty (30) days after the expiration of the Due Diligence Period (as such period may be extended pursuant to Paragraph 5.1 hereof).

6.3.	Buyer Required to Deliver. Buyer shall deliver to Escrow the following:

	6.3.1.	In accordance with Paragraph 2, the Deposit;

6.3.2. On the day which is one (1) business day prior to the Close of Escrow, the balance of the Purchase Price; provided, however that Buyer shall not be required to deposit the balance of the Purchase Price into Escrow until Buyer has been notified by Escrow Holder that (i) Seller has delivered to Escrow each of the documents and instruments to be delivered by Seller in connection with Buyer’s purchase of the Property, and (ii) Title Company has committed to issue and deliver the Title Policy to Buyer;

6.3.3. On the day which is one (1) business day prior to the Close of Escrow, the Closing Statement (as defined below) and such other documents as Escrow Holder may reasonably require from Buyer in order to issue the Title Policy and/or effectuate the transaction contemplated by this Agreement; and

6.3.4. On the day which is one (1) business day prior to the Close of Escrow, a counterpart original of an Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Assignment Agreement”), duly executed by Buyer accepting the assignment of and assuming all of Seller’s right, title and interest in and to the Lease, Contracts and Permits from and after the Close of Escrow on the terms set forth therein.

6.4. Seller Required to Deliver. On or before the Close of Escrow, Seller shall deliver to Escrow (or to Buyer, if otherwise indicated below) the following:

6.4.1. A duly executed and acknowledged Special Warranty Deed, conveying fee title to the Real Property, subject to the Permitted Exceptions, in favor of Buyer;

6.4.2. A completed Certificate of Non-Foreign Status, duly executed by Seller under penalty of perjury;

6.4.3. Intentionally omitted;

6.4.4. A Bill of Sale, for the Personal Property, if any, in favor of Buyer and duly executed by Seller;

6.4.5. The Closing Statement and such other documents as Escrow Holder may require from Seller in order to issue the Title Policy (but not including any extended coverage under the Title Policy or any endorsements to either the owner’s or the mortgagee’s title policy requested by Buyer or Buyer’s lender) and/or effectuate the transaction contemplated by this Agreement;

6.4.6. A counterpart original of the Assignment Agreement duly executed by Seller, assigning all of Seller’s right, title and interest in and to the Lease, Contracts (to the extent not required to be terminated hereunder) and Permits to Buyer from and after the Close of Escrow;

6.4.7. To Buyer, if any, all keys to all buildings and other improvements located on the Real Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

6.4.8. A letter from Seller addressed to Tenant informing Tenant of the change in ownership as set forth in this Agreement. Such letter shall be delivered to Escrow Holder with instructions to forward the letter to Tenant immediately after the Close of Escrow. The costs of sending the notice shall be shared equally by Buyer and Seller.

6.4.9. To Buyer, the original Lease, or, if not in Seller’s possession, a copy thereof; and

6.4.10. To Buyer, the Tenant file(s) maintained by Seller (including correspondence).

6.5.	Buyer’s Costs. Buyer shall pay the following:

	6.5.1.	One-half (1/2) of Escrow Holder’s fee, costs and expenses;

6.5.2. The costs of recording the deed, deed of trust and any other loan documents, and any fees associated with financing the Purchase Price;

6.5.3. All other costs customarily borne by purchasers of real property in Harris County, Texas, which costs are not being paid by Seller in accordance with Paragraph 3 of this Agreement;

6.5.4. Buyer’s portion of the Survey cost (if any) in accordance with Paragraph 3 of this Agreement;

	6.5.5.	Buyer’s own attorney fees.

6.6.	Seller’s Costs. Seller shall pay the following:

	6.6.1. 6.6.2.	One-half (1/2) of Escrow Holder’s fees, costs and expenses; Preparation of the deed and any transfer tax;

6.6.3. The cost of recording any documents associated with curing any Must Cure Liens or any other Title Defects which Seller agreed to cure;

6.6.4. Title Company premium for the Title Policy;

6.6.5. Seller’s portion of the Survey cost (if any) in accordance with Paragraph 3 of this Agreement;

6.6.6. All other costs customarily borne by sellers of real property in Harris County, Texas; and

6.6.7. Seller’s own attorney fees.

6.7.	Prorations.

6.7.1. Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Close of Escrow, as provided below, with Buyer being deemed the owner of the Property as of the Close of Escrow:

(a) Taxes and Assessments. All non-delinquent real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, “Taxes”), which relate to the tax year within which the Close of Escrow occurs shall not be prorated, and shall be assumed in their entirety by Buyer. In no event shall Seller be charged with or be responsible for any increase in the taxes or assessments on the Property resulting from the sale of the Property or from any improvements made or leases entered into after the Close of Escrow.

(b) Rents. Buyer will receive a credit at the Close of Escrow for all rents collected by Seller prior to the Close of Escrow and allocable to the period from and after the Close of Escrow based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from Tenant until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate the Lease. Buyer shall cooperate with Seller after the Close of Escrow to collect any rent under the Lease which has accrued as of the Close of Escrow; provided, however, Buyer shall not be obligated to sue Tenant or exercise any legal remedies under the Lease or to incur any expense over and above its own regular collection expenses. All payments collected from Tenant after Close of Escrow shall first be applied to the month in which the Close of Escrow occurs, then to any rent due to Buyer for the period after the Close of Escrow and finally to any rent due to Seller for the period prior to the Close of Escrow; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenant after the Close of Escrow through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Close of Escrow. Buyer and Seller agree to promptly pay any and all amounts collected hereunder to the party to whom such amounts are owed in accordance with the provisions hereof.

(c) Expenses. All remaining bills and expenses of every nature relating to the Property, including those for labor, materials, utilities, services, and capital improvements incurred by Seller for the period ending on the day immediately preceding the Close of Escrow shall be paid by Seller, (i) except for any such expenses incurred by or at the direction of Buyer in connection with Buyer’s Inspections, all of which expenses incurred by or at the direction of Buyer shall be paid by Buyer and (ii) except to the extent such expenses are payable by Tenant on a annual basis after Close of Escrow, in which event such expenses shall not be prorated and shall be assumed in their entirety by Buyer. All expenses or costs arising or incurred on or after the Close of Escrow for the Property shall be paid by Buyer.

(d) Contracts. Amounts payable under any Contracts with third parties which are assigned to Buyer pursuant to terms of this Agreement shall be prorated as of the Close of Escrow. Seller shall be responsible for all costs of such assigned Contracts ending on the day immediately preceding the Close of Escrow, and Buyer shall be responsible for all such costs of such assigned Contracts from and after the Close of Escrow. Buyer shall reimburse Seller for its prorata cost of such assigned Contracts which continue from and after the Close of Escrow and for which Seller has prepaid portions of the expenses. Seller shall reimburse Buyer for the prorata cost of such assigned Contracts which continue from and after the Close of Escrow and for which Buyer shall receive and be obligated to pay the bills after the Close of Escrow.

(e) Security Deposits; Prepaid Rents. Prepaid rentals and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under the Lease, if and to the extent that such deposits are in Seller’s actual possession or control and have not been otherwise applied by Seller to any obligations of Tenant under the Lease, shall be credited against the Purchase Price, and upon the Close of Escrow, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenant under the Lease (to the extent the same are required to be refunded by the terms of the Lease or applicable). If any security deposits are in the form of letters of credit or other financial instruments (the “Non-Cash Security Deposits”), Seller will, at the Close of Escrow use commercially reasonable efforts to cause Buyer to be named as beneficiary under the Non-Cash Security Deposits. Buyer will not receive a credit against the Purchase Price for such Non-Cash Security Deposits. If Buyer cannot be named the beneficiary under the Non-Cash Security Deposits as of the Close of Escrow, Seller shall, if necessary as a result of a default by Tenant under the Lease, cooperate with Buyer to make a demand to draw on the Non-Cash Security Deposit.

(f) Intentionally Omitted.

(g) Intentionally Omitted

6.7.2. Calculation; Reproration. Escrow Holder shall prepare and deliver to Buyer no later than five (5) days prior to the Close of Escrow an estimated closing statement which shall set forth the costs payable under subsections 6.5 and 6.6 and the prorations and credits provided for in this section and subsection 6.7.1 and elsewhere in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subparagraph. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes, and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Close of Escrow. The estimated closing statement as adjusted as aforesaid, if applicable, and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Close of Escrow (except with respect to maintenance charges and Taxes payable by Tenant under the Lease, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

6.7.3. Items Not Prorated. Seller and Buyer agree that (a) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Close of Escrow; (b) utilities, including telephone, electricity, water and gas are paid directly by Tenant to the applicable utility provider; and (c) Taxes are payable by Tenant on an annual basis when due. Accordingly, there will be no prorations for insurance, utilities or Taxes.

6.7.4. Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

6.7.5. Lease Commissions and Tenant Improvement Costs. Except as otherwise provided herein, all unpaid lease commissions and tenant improvement costs incurred by Seller in connection with the current term of the Lease shall be the responsibility of Seller and shall be paid or credited to Buyer at the Close of Escrow. All lease commissions and tenant improvement costs relating to new leases entered into after Close of Escrow, or associated with currently existing or hereafter created renewal, expansion or refusal rights of Tenant under the Lease shall be assumed by and shall be the responsibility of Buyer.

6.7.6.	Survival. This Paragraph 6.7 shall survive the Close of Escrow.

6.8. Determination of Dates of Performance. Promptly after delivery to Buyer of the Title Documents, Escrow Holder shall prepare and deliver to Buyer and Seller a schedule which shall state each of the following dates:

6.8.1. 6.8.2. 6.8.3.	The Effective Date; The date of receipt of the Title Documents and the Survey by Buyer; The Delivery Date pursuant to Paragraph 4.1;

6.8.4. The date by which the Inspections, Due Diligence Items, Title Documents and Survey must be approved by Buyer pursuant to Paragraph 5;

6.8.5. The date by which the amounts described in Paragraph 2 must be deposited by Buyer, for which determination Escrow Holder shall assume satisfaction of the condition expressed in Paragraph 2 on the last date stated for its satisfaction; and

6.8.6. The date of the Close of Escrow pursuant to Paragraph 6.2.

7.0	Seller Representations, Warranties, and Covenants.

7.1 Representations and Warranties. Seller hereby represents and warrants as of the date hereof and as of the Close of Escrow by appropriate certificate to Buyer as follows:

7.1.1. Seller is a limited liability partnership duly formed and validly existing under the laws of the State of Texas. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Seller is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

7.1.2. Seller has indefeasible fee simple title to the Real Property, subject to the Permitted Exceptions and the Must Cure Liens. To Seller’s knowledge, except as may be disclosed in the Title Documents or the Due Diligence Items, there are no outstanding rights of first refusal, rights of reverter or options relating to the Real Property or any interest therein. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property. Subject to the Lease, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Real Property, without material complaint or objection by any person.

7.1.3. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

7.1.4. There are no on-site employees of Seller at the Real Property, and following the Close of Escrow, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Real Property.

7.1.5. To Seller’s knowledge, there are no actions, suits or proceedings pending or threatened against Seller and affecting any portion of the Real Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

7.1.6. Seller has not received any notice of any violations of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Real Property or any portion thereof which have not been remedied.

7.1.7. To Seller’s knowledge there are no unpaid bills, claims, or liens in connection with any construction or repair of the Real Property by Seller except for those that will be paid in the ordinary course of business prior to the Close of Escrow or which have been bonded over.

7.1.8. There are no leases, subleases, licenses, occupancies or tenancies in effect pertaining to any portion of the Real Property and claiming by, through or under Seller, other than the Lease. Tenant has no options or rights to renew, extend or terminate the Lease or expand the Lease premises, except as shown in the Lease. No brokerage commission or similar fee is due or unpaid by Seller with respect to the Lease, and there are no written or oral agreements that will obligate Buyer, as Seller’s assignee, to pay any such commission or fee under the Lease. The Lease and any guaranties thereof are in full force and effect. To Seller’s knowledge, neither Seller nor Tenant is in default under the Lease.

7.1.9. To Seller’s knowledge, there are no presently pending or contemplated proceedings to condemn the Real Property or any part of it.

7.1.10. Except for the Lease and the Contracts or as otherwise set forth in the Due Diligence Items or the Title Documents, there are no agreements or other obligations granting any rights to use the Real Property. To Seller’s knowledge, there is no material default under any of the Contracts by Seller or the other parties thereto.

7.1.11. Except as disclosed in the Due Diligence Items, Seller has no knowledge of nor has received any written notice of violation issued pursuant to any environmental law with respect to the Real Property or any use or condition thereof. Except as disclosed in the Due Diligence Items, to Seller’s knowledge, there are no above-ground or underground storage tanks located on the Real Property.

7.1.12. To Seller’s knowledge, except as disclosed in the Due Diligence Items, there has been no release of any regulated hazardous substance onto or under the Real Property that affects the Real Property in quantities or concentrations that require removal or remediation in accordance with applicable law, except for hazardous substances used in the operation of Tenant’s medical business. To Seller’s knowledge, except as disclosed in the Due Diligence Items, Seller has not received any notice or citation for noncompliance with respect to any environmental requirements of state, local or federal law including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, U.S.C. 9601 et seq.

As used herein, the expression “to the best knowledge of Seller” or “to Seller’s knowledge,” or words of similar import, shall refer exclusively to matters within the current, actual, conscious knowledge of George M. Lee and shall not be construed to impose upon Seller or such person any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains or impose upon such person any liability or personal responsibility whatsoever hereunder.

Seller will deliver to Buyer a certificate at Close of Escrow pursuant to which Seller will reaffirm the foregoing representations and warranties as of the date of Close of Escrow, provided that such certificate may reflect any changes to such representations and warranties of which Seller has become aware prior to Close of Escrow. In the event that such certificate or the estoppel certificate delivered to Buyer pursuant to Section 9.1.5 indicates any material changes to the representations and warranties of Seller as of the date hereof not resulting from a breach of this Agreement by Seller, Seller will not be deemed in default hereunder and Buyer’s sole remedy will be to terminate this Agreement whereupon Escrow Holder will return the Deposit to Buyer and both parties will be relieved of any further obligations hereunder, except for those obligations which expressly survive any termination hereof. Provided, however, if any of such representations or warranties were not true as of the date hereof, or if any of the changes thereto are the result of a breach by Seller of its covenants and agreements under this Agreement, then in addition to terminating this Agreement, Buyer will be entitled to obtain actual damages from Seller in an amount equal to Buyer’s reasonable out-of-pocket expenses incurred in connection with the transaction evidenced by, and the negotiation of, this Agreement (including attorneys fees), and investigating the Property, not exceeding $10,000. In the event such certificate does indicate any such changes and Buyer does not elect to terminate this Agreement, the representations and warranties made by Seller to Buyer pursuant to this Agreement as of the date of Close of Escrow will be deemed made subject to any such changes reflected in such certificate.

7.2. Survival. The foregoing representations and warranties of Seller shall survive the Close of Escrow for a period of one year and shall not be merged as of the date of the Close of Escrow hereunder. No claim made after the Close of Escrow for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Buyer prior to Close of Escrow. Seller shall have no liability to Buyer for a breach of any representation or warranty: (i) unless the valid claims for all such breaches collectively aggregate more than TEN THOUSAND DOLLARS ($10,000.00), in which event the full amount of such valid claims shall be actionable, up to the Cap (as hereinafter defined), and (ii) unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller by the first anniversary of the Close of Escrow. Any suit by Buyer for any breach by Seller of any representation, warranty or covenant contained herein must be filed on or before the first anniversary of the Close of Escrow or shall be forever barred. As used herein, the term “Cap” shall mean the total aggregate amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00).

7.3. Covenants of Seller. Seller hereby covenants from and after the Effective Date as follows:

7.3.1. To cause to be in force fire and extended coverage insurance upon the Real Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Real Property in at least such amounts, and with the same deductibles, as are maintained by Seller on the date hereof, if any.

7.3.2. To maintain any building constituting an improvement on the Real Property in the same physical condition as it was at the date of Buyer’s inspection, reasonable wear and tear excepted, and to perform all normal maintenance from and after the Effective Date in the same fashion as prior to the Effective Date.

7.3.3. To take no action which would make any representation or warranty made by Seller under this Agreement untrue or misleading.

7.3.4. To not enter into any new lease with respect to the Real Property, without Buyer’s prior written consent, which shall not be unreasonably withheld. Exercise of a mandatory renewal option shall not be considered a new lease. To the extent specifically disclosed to Buyer in connection with any request for approval, any brokerage commission and the cost of Tenant improvements or other allowances payable with respect to a new Lease shall be prorated between Buyer and Seller in accordance with their respective periods of ownership as it bears to the primary term of the new Lease. Further, Seller will not modify or cancel any existing Lease covering space in the Real Property without first obtaining the written consent of Buyer which shall not be unreasonably withheld. Buyer shall have five (5) business days following receipt of a request for any consent pursuant to this paragraph in which to approve or disapprove of any new Lease or any modification or cancellation of any existing Lease. Failure to respond in writing within said time period shall be deemed to be consent. Seller’s execution of a new lease or modification or cancellation of an existing Lease following Buyer’s reasonable refusal to consent thereto shall constitute a default hereunder.

7.3.5. To not voluntarily sell, assign, or convey any right, title, or interest whatsoever in or to the Real Property, or create or permit to attach any lien, security interest, easement, or encumbrance affecting the Real Property (other than the Permitted Exceptions).

7.3.6. To not, without Buyer’s written approval, (a) amend or waive any right under any Contract, or (b) enter into any service, operating or maintenance agreement affecting the Real Property that would survive the Close of Escrow and be terminable on more than thirty (30) days notice.

7.3.7. To fully and timely comply with all material obligations to be performed by Seller under the Lease and Contracts, and all Permits, licenses, governmental approvals and laws, regulations and orders applicable to the Real Property.

7.3.8. To provide Buyer with copies of (a) any default letters sent to or received from Tenant and, (b) any copies of correspondence received from Tenant that it is discontinuing operations at the Property or seeking to re-negotiate its lease and (c) notices of bankruptcy filings received with respect to Tenant.

7.3.9. To use diligent efforts to obtain a subordination, attornment and non-disturbance agreement and estoppel certificate from the Tenant, on the form provided by Buyer.

7.3.10. To terminate prior to Closing any management agreements and/or leasing agreements that exist on the Property as of the Effective Date.

7.3.11. To operate the Real Property from and after the date hereof in substantially the same manner as on the Effective Date.

8. Buyer Representations and Warranties. Buyer hereby represents and warrants to Seller as of the date hereof and as of the Close of Escrow by appropriate certificate as follows: Buyer is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Buyer is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

9.	Conditions Precedent to the Close of Escrow.

9.1. Conditions Precedent. The obligations of Buyer to purchase the Property pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

9.1.1. Seller shall have delivered the certificate reaffirming its representations and warranties as set forth in Section 7.1.

9.1.2. Tenant shall not be in default under the Lease nor shall Tenant have given notice that it is discontinuing operations at the Real Property nor shall Tenant have filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy.

9.1.3. Buyer shall have received, no later than the Close of Escrow, an estoppel certificate on a form provided by (or otherwise approved by) Buyer or in the form required under the Lease (“Conforming Estoppel”) and a subordination, nondisturbance and attornment agreement on a form provided by (or otherwise approved by) Buyer or in the form required under the Lease (“Conforming SNDA”) from the Tenant. Buyer shall notify Seller within five (5) business days following receipt of a copy of any executed estoppel certificate and/or subordination, nondisturbance and attornment agreement (but not later than the Close of Escrow) of Buyer’s approval or disapproval and the basis of such disapproval, if disapproved; provided that, if Buyer does not notify Seller of its disapproval within such period, such estoppel certificate will be deemed a Conforming Estoppel and/or such subordination, nondisturbance and attornment agreement will be deemed a Conforming SNDA. If Buyer does not receive a Conforming Estoppel and/or a Conforming SNDA prior to the Close of Escrow, Buyer shall have the right to terminate this Agreement and to obtain a refund of the Deposit without any further action required by any party, and neither party shall have any further obligation to the other, except as otherwise expressly provided herein.

9.1.4. Buyer shall have until expiration of the Due Diligence Period to enter into a purchase agreement giving Buyer the right to purchase that certain parcel more commonly known as “Triumph Hospital Southwest” (located at 1550 First Colony Blvd., Sugar Land, Texas). If Buyer, or an affiliate of Buyer, has not entered into such agreement, Buyer may terminate this Agreement by notice to Seller prior to expiration of the Due Diligence Period and obtain a refund of the Deposit without any further action required by any party, and neither party shall have any further obligation to the other, except as otherwise expressly provided herein.

9.2. Effect of Failure. If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this Paragraph 9, Seller may, within five (5) days after receipt of Buyer’s notice, agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (a) Seller so satisfies such condition and (b) no such right to cure shall extend the Close of Escrow. If Seller fails to agree to cure or fails to cure such condition by the Close of Escrow, this Agreement shall be automatically terminated, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.

10. Damage or Destruction Prior to the Close of Escrow. In the event that the Real Property should be materially damaged by any casualty prior to the Close of Escrow, then Seller shall promptly provide Buyer with written notice of such casualty, and Buyer may in its discretion either (i) elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any further obligation to the other except as otherwise set forth herein, or (ii) proceed to the Close of Escrow in which event any insurance proceeds covering such damage not repaired by Seller shall be assigned to Seller at Close of Escrow, and the Purchase Price will be credited with the cash amount of any associated deductible and the amount of any uninsured loss. For purposes hereof, “material” shall be deemed to mean any damage which Seller is obligated under the Lease to repair and which will (i) cost more than $500,000.00 to replace and/or repair, or (ii) result in the right of Tenant to cancel the Lease. Any notice required to terminate this Agreement pursuant to this Paragraph shall be delivered no later than thirty (30) days following Buyer’s receipt of Seller’s notice of such casualty.

11. Eminent Domain. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Real Property, Buyer may either (i) by giving written notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall automatically terminate, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder except as expressly provided herein, or (ii) proceed to closing and, on the Close of Escrow, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Buyer. Seller shall give written notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Real Property. The foregoing notwithstanding, if the taking results in the cancellation of the Lease, Buyer shall have the option to terminate this Agreement as provided above in this Section 11.

12. Notices. All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either (a) in person, (b) by telecopy or (c) by a nationally recognized overnight delivery courier. Notices delivered in person shall be deemed received upon delivery or refusal thereof; notices delivered by telecopy shall be deemed received upon receipt of confirmation of transmission; and notices delivered by overnight courier shall be deemed received on the business day following transmission. Notices shall be given to the following addresses:

For Seller:	Hollow Tree, L.L.P.
Attn: George Lee
5353 West Alabama St., # 610
Houston, Texas 77056
(713) 290-1234
(713) 290-8843 Fax
With a copy to:	Matthew T. Hagan
1180 Galleria Financial Center
5075 Westheimer Road
Houston, Texas 77056
(713) 850-9000
(713) 850-1330 Fax
For Buyer:	Triple Net Properties, LLC
Attn: Danny Prosky
1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705
(714) 667-8252
(714) 667-6816 Fax
With a copy to:	Triple Net Properties, LLC
Attn: Theresa Hutton
1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705
(714) 667-8252
(714) 667-6816 Fax
And a copy to:	Joseph J. McQuade, Esquire
Hirschler Fleischer
2100 E. Cary Street
Richmond, VA 23223-7078
(804) 771-9522
(804) 644-0957 Fax
For Escrow Holder:	LandAmerica Title Company

1920 Main Street
12th Floor
Irvine, California 92614
Attn: Gale Hunt
(949) 930-9307

13.	Remedies.

13.1. Defaults by Seller. If there is any default by Seller under this Agreement, which continues following notice to Seller and seven (7) days thereafter during which period Seller may cure the default, Buyer may at its option, either (a) declare this Agreement terminated in which case the Deposit shall be returned to Buyer without any further action required from either party, plus reimbursement of Buyer’s out of pocket expenses not to exceed $100,000, as its sole and exclusive remedy, or (b) treat the Agreement as being in full force and effect and bring an action against Seller for specific performance, as its sole and exclusive remedy. The foregoing notwithstanding, no right to cure shall extend the Close of Escrow.

13.2. Defaults by Buyer. If there is any default by Buyer under this Agreement, which continues following notice to Buyer and seven (7) days thereafter, during which period Buyer may cure the default, Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit shall be paid to Seller as liquidated damages, and not as a penalty, and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. The parties agree that Seller will suffer damages in the event of Buyer’s default on its obligations. Although the amount of such damages at this time is difficult or impossible to determine, the parties agree that the amount of the earnest money is a reasonable estimate of Seller’s loss in the event of Buyer’s default under this Agreement. The foregoing notwithstanding, no right to cure shall extend the Close of Escrow.

If this Agreement is terminated due to the default of Buyer hereunder, Buyer shall, in addition, deliver to Seller, at no cost to Seller, the Due Diligence Items.

14. Assignment. Buyer may not assign any of its rights and obligations under this Agreement without the prior written consent of Seller; provided, however, that Buyer may, following the Due Diligence Period, assign its interest in this Agreement to any entity, the managing member or general partner of which, is controlled directly or indirectly by Buyer so long as Seller is advised of such assignment not less than two (2) business days prior to the Close of Escrow, accompanied by reasonably satisfactory evidence of such control. Buyer hereby agrees that any assignment by Buyer in contravention of this provision shall be void ab initio and shall not relieve Buyer of any of its obligations and liabilities hereunder.

15. Interpretation and Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State where the Real Property is located, without regard to principles of conflict of laws. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and permitted assigns, as applicable, of any party hereto. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

16. Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

17. Attorney’s Fees. If it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit.

18. Entire Agreement; Survival. This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the parties hereunder and all other provisions of this Agreement shall survive the Close of Escrow or earlier termination of this Agreement, except as expressly limited herein.

19. Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

20. Acceptance. Time is of the essence of this Agreement. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the Federal law or laws of the States of Texas or California, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under Federal law or the laws of the States of Texas or California.

21. Real Estate Commission. Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction other than Sperry Van Ness (“Broker”), and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby other than to Broker. Seller agrees to pay a commission to Broker pursuant to a separate agreement. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Paragraph.

22. Cooperation with S-X 3-14 Audit. The Seller acknowledges that Buyer shall have the right to assign all of its rights, title and interest in and to this Agreement.  The assignee may be a publicly registered company (“Registered Company”) promoted by the Buyer.  The Seller acknowledges that it has been advised that if the assignee is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following:

22.1. 22.2. 22.3. 22.4. 22.5.	Access to bank statements for the Audited year and stub period;
Rent Roll as of the end of the Audited Year and stub period;
Operating Statements for the Audited Year and stub period;
Access to the general ledger for the Audited Year and stub period;
Cash receipts schedule for each month in the Audited Year and stub period;

22.6. Access to invoice for expenses and capital improvements in the Audited Year and stub period;

22.7. 22.8. 22.9. 22.10.	Accounts payable ledger and accrued expense reconciliations;
Check register for the 3-months following the Audited Year and stub period;
Leases and 5-year lease schedules;
Copies of all insurance documentation for the Audited Year and stub period;

22.11. Copies of accounts receivable aging as of the end of the Audited Year and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and stub period; and

22.12.	Signed representation letter in the form attached hereto as Exhibit C.

The provisions of this Paragraph shall survive Settlement.

23. §1031 Exchange. Buyer and Seller acknowledge that in connection with the Close of Escrow of the transaction which is the subject of this Agreement, either party may be participating in and/or consummating a tax-deferred like kind exchange of property under Section 1031 of the Internal Revenue Code of 1986, as amended. The other party agrees to reasonably cooperate with the exchanging party and to execute all documents reasonably necessary to accomplish such exchange, provided that the other party’s obligations and liabilities upon consummation of such exchange do not exceed its obligations under this Agreement, the time periods set forth herein are not extended or shortened, and that the exchanging party shall hold the cooperating party harmless from any claims, liabilities and costs arising from such exchange in excess of the cooperating party’s obligations under this Agreement.

24. No Representations; AS IS.

Except as expressly set forth herein or under any instrument delivered by Seller to Buyer at Close of Escrow or called for herein or called for in any of the instruments attached as exhibits hereto, (i) SELLER MAKES NO WARRANTIES OR REPRESENTATIONS of any kind or character, express or implied, with respect to the Property, its physical condition, income to be derived therefrom or expenses to be incurred with respect thereto, or with respect to information or documents previously furnished to Buyer or furnished to Buyer pursuant to this Agreement, or with respect to Seller’s obligations or any other matter or thing relating to or affecting the same, and (ii) there are no oral agreements, warranties or representations collateral to or affecting the Property. Notwithstanding anything contained herein to the contrary, this Section shall survive the Close of Escrow or any termination of this Agreement.

BUYER ACKNOWLEDGES THAT THE CONVEYANCE OF THE PROPERTY IS SPECIFICALLY MADE “AS IS” AND “WHERE IS,” WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (EXCEPT ANY EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR THE DEED OR OTHER DOCUMENTS DELIVERED AT CLOSE OF ESCROW), INCLUDING IMPLIED WARRANTIES OF FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OR ANY OTHER WARRANTIES WHATSOEVER.

BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR UNDER ANY INSTRUMENT DELIVERED BY SELLER TO BUYER AT CLOSE OF ESCROW, (A) NEITHER SELLER NOR ANY OF ITS AGENTS HAVE MADE, AND SPECIFICALLY NEGATE AND DISCLAIM, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, OF, AS TO, CONCERNING, OR WITH RESPECT TO, (i) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (ii) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH MAY BE CONDUCTED THEREON, (iii) THE COMPLIANCE OF OR BY THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY, (iv) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (v) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND (B) NEITHER SELLER NOR ANY OF ITS AGENTS HAVE MADE, AND SPECIFICALLY NEGATE AND DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES REGARDING COMPLIANCE OF THE PROPERTY WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THOSE PERTAINING TO SOLID WASTE, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR THE DISPOSAL OR EXISTENCE, IN OR ON THE PROPERTY, OF ANY HAZARDOUS SUBSTANCES, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND THE REGULATIONS PROMULGATED THEREUNDER. BUYER SHALL RELY SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER OR ITS AGENTS OR CONTRACTORS, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR EXHIBITS OR UNDER ANY INSTRUMENT DELIVERED BY SELLER TO BUYER AT CLOSE OF ESCROW. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY ANY PARTY PURPORTING TO ACT ON BEHALF OF SELLER.

EXCEPT TO THE EXTENT OF ANY BREACH OF ANY EXPRESS REPRESENTATION, WARRANTY OR COVENANT OF SELLER UNDER THIS AGREEMENT OR UNDER ANY INSTRUMENT DELIVERED BY SELLER TO BUYER AT CLOSE OF ESCROW, BUYER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, HEREBY WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER RELEASES AND DISCHARGES SELLER, ITS AGENTS, PARTNERS, AFFILIATES, SHAREHOLDERS, OFFICERS, DIRECTORS, AND EMPLOYEES OF EACH OF THEM, AND THEIR SUCCESSORS AND ASSIGNS, FROM ANY AND ALL RIGHTS, CLAIMS AND DEMANDS AT LAW OR IN EQUITY, PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN AT THE TIME OF THE AGREEMENT, FORESEEN OR UNFORESEEN, ARISING OUT OF OR RELATING TO, OR IN ANY WAY CONNECTED WITH THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY.

25. Disclosures.

(a) Chapter 50 Notice. If the Real Property is situated in utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 50, Section 50.301, of the Texas Water Code requires Seller to deliver and Buyer to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fee of the district prior to final execution of this Agreement.

(b) Notices from Brokers. Buyer should not rely upon any oral representations about the Property from any source. Brokers are not qualified to render Property inspections, surveys, engineering studies, environmental assessments, or inspections to determine compliance with zoning, governmental regulations, or laws. Buyer should seek experts to render such services. Selection of inspectors and repairmen is the responsibility of Buyer and not any broker.

(c) Texas RELA Notice. The Texas Real Estate License Act requires written notice to Buyer that Buyer should have an attorney examine an abstract of title to the Property or, in the alternative, obtain a title insurance policy. Notice to that effect is, therefore, hereby given to Buyer.

(d) Rollback Taxes Notice. The following disclosure is made for the purpose of complying with the provisions of Section 5.010 of the Texas Property Code and is not intended to and does not alter or affect the rights and obligations of Buyer and Seller:

Notice Regarding Possible Liability for Additional Taxes

If for the current ad valorem tax year the taxable value of the land that is the subject of this Agreement is determined by a special appraisal method that allows for the appraisal of the land at less than its market value, the person to whom the land is transferred may not be allowed to qualify the land for that special appraisal in a subsequent tax year and the land may then be appraised at its full market value. In addition, the transfer of the land or a subsequent change in the use of the land may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in use of the land. The taxable value of the land and the applicable method of appraisal for current tax year is public information and may be obtained from the tax appraisal district established for the county in which the Property is located.

(e) Annexation Notice. The following disclosure is made for the purpose of complying with the provisions of Section 5.011 of the Texas Property Code and is not intended to and does not alter or affect the rights and obligations of Buyer and Seller:

Notice Regarding Possible Annexation

If the property that is the subject of this Agreement is located outside the limits of a municipality, the property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, Buyer should contact all municipalities located in the general proximity of the property for further information.

(f) Pipelines. If a transportation pipeline, including a pipeline for the transportation of natural gas, natural gas liquids, synthetic gas, liquefied petroleum gas, petroleum or a petroleum product or hazardous substance, is located on or within the Real Property, Seller shall give Buyer statutory notice regarding such pipeline(s) as required by Section 5.010 of the Texas Property Code.

26. Exhibits. The following exhibits are attached hereto and incorporated herein as if actually set forth in this Agreement:

Exhibit A — Legal Description of the Real Property

Exhibit B — Assignment and Assumption Agreement

Exhibit C — Form Audit Letter

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK. SIGNATURES APPEAR ON THE FOLLOWING
PAGE.]

SIGNATURE PAGE FOR AGREEMENT FOR PURCHASE
AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS
TRIUMPH HOSPITAL NORTHWEST

WITNESS THE FOLLOWING SIGNATURES:

SELLER:	Hollow Tree, L.L.P., a Texas limited liability partnership

By: /s/ H. D. Patel

Name: H. D. Patel, M.D.

Title:Managing Partner

Date: 4/30/2007

BUYER:	TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company

By:/s/ Jack Maurer

Name:Jack Maurer

Title: Executive Vice President

Date: , 2007

ESCROW HOLDER:	LANDAMERICA TITLE COMPANY,

a /s/ dba for Commonwealth Land Title Company, a CA Corporation

By:	/s/ Gale Hunt
Name:	Gale Hunt
Title:	Sr. Commercial Escrow Officer

Date:     , 2007